Exhibit 10.7

NON-MANAGEMENT DIRECTOR

NON-QUALIFIED STOCK OPTION AGREEMENT

Post Holdings, Inc. (the “Company”), effective                      , 20         (“Grant Date”), grants to [NAME] (“Optionee”) this Non-Qualified Stock Option (the “Option”) to purchase a total of                     shares of its Stock at an exercise price of $             (“Exercise Price”) per share pursuant to the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “Plan”). Subject to the provisions of the Plan and the following terms, Optionee may exercise this Option from time to time as set forth below by tendering to the Company (or its designated agent), irrevocable written notice of exercise, which will state the number of Shares under the Option to be exercised, together with the Exercise Price in either cash or, if the Committee so permits, in Shares at the Fair Market Value. Notwithstanding the foregoing, if the Committee so permits, the Exercise Price may be payable through a net or cashless exercise as permitted by the Committee or through such other methods or forms as the Committee may approve in its discretion subject to such rules and procedures as it may establish.

NOW THEREFORE, the Company and Optionee agree, for and in consideration of the terms hereof, as follows:

1.	Exercise—This Option shall become fully exercisable [three years] from the Grant Date. Upon the exercise, the Optionee may sell enough shares to cover current Federal and state income tax obligations on the exercise of the shares with the remaining shares to be held by the Optionee until he or she ceases serving as a Director of the Company. Subject to the provisions of the Plan and any vesting and other terms herein, the Option remains exercisable through the tenth anniversary of the Grant Date (“Expiration Date”), unless the Optionee is no longer providing services to the Company, in which case the Option is exercisable only if permitted by, and in accordance with, the provisions of paragraph 2 below.

2.	Accelerated Exercise—Notwithstanding the above, this Option shall become exercisable in full before the normal exercise date set forth in paragraph 1 upon the occurrence of any of the events set forth below while Optionee is providing services to the Company (“Accelerating Event”) and shall remain exercisable for the periods specified below or until the Expiration Date, whichever occurs first. Thereafter, the unexercised portion of this Option is forfeited and may not be exercised. Accelerating Events include the following:

a.	Optionee’s death (exercisable for three years);

b.	Optionee’s voluntary termination or retirement (whether pursuant to any mandatory retirement provision of the Company’s Articles of Incorporation, Bylaws or Board resolution, or otherwise) at or after attainment of age 72 (exercisable for three years);

c.	Optionee’s voluntary termination due to mental or physical impairment resulting in his inability to serve as a Director (exercisable for three years);

d.	Occurrence of a Change in Control Date while serving as a Director (exercisable upon an occurrence of a Change in Control Date and for six months after the Change in Control Date); or

e.	Optionee’s voluntary termination, or termination due to expiration of Optionee’s term without re-election to a subsequent term, other than under circumstances set forth in paragraphs 2.b., 2.c., or 2.d. (exercisable for 90 days).

3.	Forfeiture—Notwithstanding anything to the contrary contained in the Plan, this Option is subject to forfeiture if Optionee is removed from his or her position as a Director for cause in accordance with the Company’s Articles and Bylaws and the corporation laws of the State of Missouri or if Optionee fails to exercise this Option within the appropriate period set forth in paragraph 2, but shall not be subject to forfeiture for any other reason. Following forfeiture, no portion of this Option may be exercised.

4.	This Non-Qualified Stock Option Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof. The Optionee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Optionee in the Plan shall be on the basis of a warranty by the Optionee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

5.	No amendment or modification of this Option shall be valid unless the same shall be in writing and signed by the Company and Optionee. The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the Optionee’s rights under this Non-Qualified Stock Option Agreement.

6.	During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. The Option shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may request authorization from the Committee to assign his or her rights with respect to the Option granted herein to a trust or custodianship, the beneficiaries of which may include only the Optionee, the Optionee’s spouse or the Optionee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Optionee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Optionee under the Plan and this Agreement and shall be entitled to all the rights of the Optionee under the Plan.

ACKNOWLEDGED AND ACCEPTED:	POST HOLDINGS, INC.

BY:
[NAME], Optionee		[NAME] Secretary

Date

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